UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 7, 2013

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:

(775) 856-2500

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

On June 7, 2013, Northern Altair Nanotechnologies Co., Ltd. (“Northern Altair”), an indirect subsidiary of Altair Nanotechologies Inc. (the “Company”), entered into a Contract on Assignment of State-owned Construction Land Use Right (the "Land-Use Agreement") with the Land and Resources Bureau of Wu’an City, pursuant to which Northern Altair will acquire the right to use the 40 acres of commercial land in Dongchangyuan Village and Dongzhuchang Village in Wu'an City, China for a period of 50 years subject to the terms and conditions of the Land-Use Agreement.

As consideration for the land use right, Northern Altair  paid a land use fee of approximately $7.4 million and land transfer taxes and fees of approximately $1.2 million and agreed to make fixed asset investments on the land of approximately $99 million over an unspecified period of time, with initial construction to begin by May 16, 2014.  The definition of total fixed asset investments includes the cost of buildings, structures, auxiliary facilities, and equipment, as well as the land-use fee. Northern Altair may transfer portions of the granted land once it has invested 25% of the total fixed asset investments amount and completed 25% of the project.

Under its April 19, 2012 economic development agreement with the cities of Wu’an and Handan, Northern Altair is eligible for certain cash incentives, which can be used to fund its fixed asset investments and other project-related costs. As it did in connection with its previous acquisition of a land use right, Northern Altair has submitted an application for incentives from the government of Wu’an in an amount approximately equal to the amount of the land use fee and related taxes.

Item 9.01	Financial Statements and Exhibits

(a)	Exhibits. 10.1 Contract on Assignment of State-owned Construction Land Use Right with Land and Resources Bureau of Wu’an City.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: June 13, 2013	By:	/s/ Stephen B. Huang
Stephen B. Huang, Chief Financial Officer

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